Exhibit 10.36

CONFIDENTIAL

January 9, 2015

Daniel L. Rikard

[Home Address]

Dear Dan,

In connection with your separation from Polymer Group, Inc., I am pleased to confirm the following adjustments with regard to your participation in the equity programs of PGI Specialty Materials Holdings Corporation (the “Company”) and your then vested options to purchase 113.05 Shares of the Company.

In consideration of your service, the following adjustments have been made to certain provisions of that certain Nonqualified Stock Option Agreement with Company (the “Option Agreement”) dated January 25, 2011, and that certain 2011 PGI Specialty Materials Holdings Corporation Stock Incentive Plan dated January 25, 2011, as amended (the “2011 Plan”):

Time Options. Notwithstanding Section 4 of the Option Agreement, the Time Options that remained vested upon Mr. Rikard’s Date of Termination shall expire on the earlier of (x) the Expiration Date (as defined in the Option Agreement) or (y) such earlier date that Mr. Rikard breaches any restrictive covenant in Section 5 of the Option Agreement.

Net Settlement. Upon any exercise of the vested portion of the Time Options after the Date of Termination, Mr. Rikard may elect to pay the “option price” and any mandatory tax withholding due upon the exercise therefore using a net settlement mechanism whereby the number of Shares delivered upon the exercise of the Options will be reduced by a number of Shares that has a Fair Market Value (as defined in the 2011 Plan) equal to the amount of such option price and tax withholding.

Polymer Group, Inc.

9335 Harris Corners Parkway • Suite 300 • Charlotte, NC 28269

Main +1 704 697 5100 • Fax +1 704 697 5123 • www.polymergroupinc.com

Please sign below indicating your agreement of the above.

Very truly yours,

PGI SPECIALTY MATERIALS HOLDINGS CORPORATION

By:	/s/ Robert Holmes
Name: Robert Holmes Title: SVP, Global Human Resources & Employee Communications

Accepted and Agreed:

/s/ Daniel L. Rikard	1/10/2015

Daniel L. Rikard	Date